CORPORATE FINANCE SERVICES AND CONSULTING AGREEMENT

      This  CORPORATE   FINANCE   SERVICES  AND   CONSULTING   AGREEMENT  (the
"Agreement"), dated as of April 29, 2003, between A.G. Edwards & Sons, Inc. ("A.G. Edwards") and Neuberger Berman Management Inc. ("Neuberger Berman").

      WHEREAS, Neuberger Berman Realty Income Fund Inc. (the "Fund") is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and its shares of common stock, par value $.0001 per share (the "Common Stock"), are registered under the Securities Act of 1933, as amended;

      WHEREAS, A.G. Edwards has acted as lead underwriter in the public offering of the Fund's Common Stock (the "Offering");

      WHEREAS,   Neuberger   Berman  is  the   investment   manager   and  the
administrator of the Fund;

       WHEREAS, Neuberger Berman desires to retain A.G. Edwards to provide, directly or (in part) through a Delegation Party (as defined below), certain corporate finance and consulting services to Neuberger Berman and to the Fund on an ongoing basis, and A.G. Edwards is willing to render such services; and

      WHEREAS, Neuberger Berman desires to provide compensation to A.G. Edwards and, as applicable, any Delegation Party for providing such services;

      NOW, THEREFORE, in consideration of the mutual terms and conditions set forth below, the parties hereto agree as follows:

1.    (a)   Neuberger Berman hereby employs A.G.  Edwards,  for the period and on the terms and  conditions  set forth  herein,  to  provide  the following services:  (i) Provide relevant information,  studies or reports  regarding  general  trends in the  closed-end  investment
            company   and   asset   management   industries,   if   reasonably
            obtainable,  and consult with  representatives of Neuberger Berman in connection therewith;  (ii) At the request of Neuberger Berman, provide certain economic research and statistical  information and reports, if reasonably  obtainable,  on behalf of Neuberger Berman or the Fund and consult with  representatives  of Neuberger Berman
            or  the  Fund,   and/or   Directors  of  the  Fund  in  connection
            therewith,  which  information  and  reports  shall  include:  (a)
            statistical and financial  market  information with respect to the
            Fund's  market  performance;   and  (b)  comparative   information
            regarding  the Fund and  other  closed-end  management  investment companies  with  respect  to (x)  the net  asset  value  of  their respective  shares  (as made  publicly  available  by the Fund and such investment companies),  (y) the respective market performance of the Fund and  such  other  companies,  and (z)  other  relevant performance  indicators;  and (iii) Provide  Neuberger Berman with such other  services in connection  with the Common Stock relating
            to  the  trading   price  and  market  price  thereof  upon  which
            Neuberger Berman and A.G. Edwards shall, from time to time, agree, including after-market services designed to maintain the visibility of the Fund in the market.

      (b) At the request of Neuberger Berman, A.G. Edwards and, as applicable, any Delegation Party, shall limit or cease any action or service provided hereunder to the extent and for the time period requested by Neuberger Berman; provided, however, that pending termination of this Agreement as provided for in Section 8 hereof, any such limitation or cessation shall not relieve Neuberger Berman of its payment obligations pursuant to Section 3 hereof.

      (c) A.G. Edwards and, as applicable, any Delegation Party, will promptly notify Neuberger Berman in writing if it learns of any material inaccuracy or misstatement in, or material omission from, any written information provided by A.G. Edwards or any Delegation Party to Neuberger Berman in connection with the performance of services by A.G. Edwards or any Delegation Party under this Agreement. A.G. Edwards and, as applicable, each Delegation Party, agrees that in performing its services under this Agreement, it shall comply in all material respects with all applicable laws, rules and regulations.

2. A.G. Edwards may delegate a portion of its rights and obligations under this Agreement to other persons (each, a "Delegation Party"), certain of whom may be Underwriters (as defined in the Underwriting Agreement dated April 24, 2003 between A.G. Edwards, the Fund, Neuberger Berman and Neuberger Berman, LLC) or other participants, or affiliates of such participants, in the offering and distribution of the Common Stock; provided that A.G. Edwards shall have obtained the prior written consent of Neuberger Berman if such person is not an Underwriter of the offering and distribution of the Common Stock. A.G. Edwards shall give notice to Neuberger Berman of each such delegation and of each such Delegation Party prior to delegation in the form attached as Annex A hereto. Such notice shall state the portion of the fees otherwise payable to A.G. Edwards hereunder which shall instead be payable by Neuberger Berman directly to such Delegation Party and shall be appended to and become a part of this Agreement. Each Delegation Party shall be a registered broker-dealer under the Securities Exchange Act of 1934, as amended, and shall not be otherwise prohibited by law from providing services to Neuberger Berman hereunder.

3. Neuberger Berman shall pay to A.G. Edwards (or, as applicable with respect to a portion of such fee payable instead to a Delegation Party pursuant to Section 2 above, the appropriate Delegation Party) a fee payable quarterly in arrears commencingJune 30, 2003 at an annualized rate of 0.15% of the Fund's average daily Managed Assets (as such term is defined in the Prospectus relating to the Offering) for a term as described in Section 8 hereof; provided that the total amount of the fee hereunder (when taken together with the sales load of $0.675 per share and the expense reimbursement equal to the greater of (1) $50,000 and (2) $0.005 per share received by the underwriters in connection with the Offering of the Common Stock) shall not exceed any sales charge limits (which the parties hereto currently understand to be 9.0% of the aggregate offering price of the shares of Common Stock in the Offering) under the rules of the NASD, Inc., as then in effect; and provided further, that in determining when this maximum fee amount has been paid, the value of each of the quarterly payments made hereunder shall be discounted at the annual rate of 10% to the closing date of the Offering. All quarterly fees payable hereunder shall be paid to A.G. Edwards or, as applicable, the appropriate Delegation Party within 15 days following the end of each calendar quarter.

4. Neuberger Berman shall be permitted to discharge all or a portion of its payment obligations hereunder upon prepayment in full or in part of the remaining balance due of the maximum additional compensation amount described in paragraph 3 above.

5. Neuberger Berman acknowledges that the services of A.G. Edwards (and, as applicable, any Delegation Party) provided for hereunder do not include any advice as to the value of securities or regarding the advisability of purchasing or selling any securities, in each case for the Fund's portfolio. No provision of this Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of A.G. Edwards or any Delegation Party, and neither A.G. Edwards nor any Delegation Party is agreeing, to: (i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities or (ii) render any opinions, valuations of portfolio securities or recommendations of any kind in connection with providing the services described in Section 1 hereof, to the extent that any such services would constitute investment advisory or investment banking services, it being understood between the parties hereto that any such investment advisory or investment banking services if, and to the extent, agreed to be performed by A.G. Edwards or any Delegation Party, shall be the subject of a separate agreement with Neuberger Berman.

6. Nothing herein shall be construed as prohibiting A.G. Edwards, any Delegation Party or any of their respective affiliates from providing similar or other services to any other clients (including other registered investment companies or other investment managers), so long as A.G. Edwards's or the applicable Delegation Party's services to Neuberger Berman are not impaired thereby. Neither this Agreement nor the performance of the services contemplated hereunder shall be considered to constitute a partnership, association or joint venture between A.G. Edwards or any Delegation Party and Neuberger Berman. In addition, nothing in this Agreement shall be construed to constitute A.G. Edwards or any Delegation Party as the agent or employee of Neuberger Berman or Neuberger Berman as the agent or employee of A.G. Edwards or any Delegation Party, and neither party shall make any representation to the contrary. It is understood that A.G. Edwards and, as applicable, each Delegation Party are being engaged hereunder solely to provide the services described above to Neuberger Berman and that neither A.G. Edwards nor any Delegation Party is acting as an agent or fiduciary of, and neither A.G. Edwards nor any Delegation Party shall have any duties or liability to the current or future shareholders of the Fund or any other third party in connection with its engagement hereunder, all of which are hereby expressly waived to the extent Neuberger Berman has the authority to waive such duties and liabilities.

7. Neuberger Berman will furnish A.G. Edwards and, as applicable, any Delegation Party with such information as such party reasonably believes appropriate to the performance of its obligations hereunder (all such information so furnished being the "Information"). Neuberger Berman recognizes and confirms that A.G. Edwards and, as applicable, any Delegation Party (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same and (b) does not assume responsibility for the accuracy or completeness of the Information and such other information. To the best of Neuberger Berman's knowledge, the Information to be furnished by Neuberger Berman when delivered, will be true and correct in all material respects and will not contain any material misstatement of fact or omit to state any material fact. Neuberger Berman will promptly notify A.G. Edwards or any Delegation Party if it learns of any material inaccuracy or misstatement in, or material omission from, any Information delivered to such party.

8. The term of this Agreement shall commence upon the date referred to above and shall be in effect only so long as Neuberger Berman (or any affiliate or successor in interest) acts as the investment manager to the Fund pursuant to the Management Agreement (as such term is defined in the Underwriting Agreement, dated April 24, 2003, by and among the Fund, Neuberger Berman and each of the Underwriters named therein), as such Agreement (or other subsequent advisory agreement) may be renewed from time to time pursuant to the 1940 Act.

9. Neuberger Berman agrees that neither A.G. Edwards nor any Delegation Party shall have any liability to Neuberger Berman or the Fund for any act or omission to act by A.G. Edwards or any Delegation Party in the course of its performance under this Agreement, in the absence of gross negligence or willful misconduct on the part of A.G. Edwards or such Delegation Party. A.G. Edwards shall have no liability for any acts or omissions of any Delegation Party. Neuberger Berman agrees that it shall provide indemnification to A.G. Edwards and each Delegation Party as set forth in the Indemnification Agreement appended hereto.

10. This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement ("Claim") shall be governed by and construed in accordance with the laws of the State of New York.

11. No Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern
      District of New York, which courts shall have exclusive jurisdiction over the adjudication of such matters, and Neuberger Berman, A.G. Edwards and, as applicable, each Delegation Party consent to the jurisdiction of such courts and personal service with respect thereto. Each of Neuberger Berman, A.G. Edwards and, as applicable, each Delegation Party waives all right to trial by jury in any proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. Each of Neuberger Berman, A.G. Edwards and, as applicable, each Delegation Party agrees that a final judgment in any proceeding or counterclaim brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to the jurisdiction of which such party is or may be subject, by suit upon such judgment.

12. Except as provided in Section 2 hereof, this Agreement may not be assigned by either party without the prior written consent of the other party.

13. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by Neuberger Berman, A.G. Edwards and, as applicable, each Delegation Party.

14. All notices required or permitted to be sent under this Agreement shall be sent, if to Neuberger Berman:

      Neuberger Berman Management, Inc.
      605 Third Avenue
      New York, NY  10058

      Attention:  Peter Sundman (cc: General Counsel)

      or if to A.G. Edwards:

      A.G. Edwards & Sons, Inc.
      One North Jefferson
      St. Louis, MO 63103

      Attention:  Investment Banking--Corporate Finance

      or if to any Delegation Party, to the name and address specified in the relevant Notice of Delegation or such other name or address as may be given in writing to the other parties. Any notice shall be deemed to be given or received on the third day after deposit in the U.S. mail with certified postage prepaid or when actually received, whether by hand, express delivery service or facsimile transmission, whichever is earlier.

15. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Corporate Finance Services and Consulting Agreement as of the date first above written.

NEUBERGER BERMAN MANAGEMENT INC.             A.G. EDWARDS & SONS, INC.



By: /s/ Robert Conti                         By:  /s/ Michael D. Bluhm
    ------------------------------               -------------------------------
    Name:   Robert Conti                         Name:   Michael D. Bluhm
    Title:  Senior Vice President                Title:  Director

                                                                         ANNEX A

                              Notice of Delegation
                              --------------------

      A.G. Edwards & Sons, Inc. ("A.G. Edwards") hereby delegates a portion of its obligations under that certain Corporate Finance Services and Consulting Agreement (the "Agreement"), dated April 24, 2003, between A.G. Edwards and Neuberger Berman Management, Inc. ("Neuberger Berman"), to Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Delegation Party"). The Delegation Party hereby agrees to provide such services to Neuberger Berman and Neuberger Berman Realty Income Fund Inc. (the "Fund") as Neuberger Berman and the Delegation Party shall from time to time agree.

      A.G. Edwards hereby agrees to instruct Neuberger Berman to pay to the Delegation Party 18.50% of the total fees payable under the Agreement to the Delegation Party. The Delegation Party agrees that by executing this Notice of Delegation, it shall become a party to the Agreement and shall abide by the terms and conditions thereof.

      All notices required or permitted to be sent under this Notice of Delegation or the Agreement shall be sent to the Delegation Party at the following address:

Merrill Lynch, Pierce, Fenner & Smith
       Incorporated
4 World Financial Center, 19th Floor
New York, New York  10080
Attn:  Doug Bond

                                    Agreed to and accepted by:

A.G. Edwards & Sons, Inc.           Merrill Lynch, Pierce, Fenner & Smith
                                               Incorporated

/s/ Michael D. Bluhm                    /s/ Douglas R. Bond
-------------------------------         ---------------------------------------
By:     Michael D. Bluhm                By:     Douglas R. Bond
Title:  Director                        Title:  First Vice President

                            INDEMNIFICATION AGREEMENT
                            -------------------------

A.G. Edwards & Sons, Inc.
 on behalf of itself and each
 Delegation Party

c/o A.G. Edwards & Sons, Inc.
One North Jefferson
St. Louis, MO 63103

Ladies and Gentlemen:

        In connection with the engagement of A.G. Edwards and, as applicable, each Delegation Party (as defined in the Agreement referred to below) to provide services to the undersigned (together with its affiliates and subsidiaries, referred to as the "Company") in connection with the matters set forth in the Corporate Finance Services and Consulting Agreement dated April 29, 2003 (the "Agreement"), between the Company, A.G. Edwards & Sons, Inc. and, as applicable, each Delegation Party (any Delegation Parties, together with A.G. Edwards & Sons, Inc., are referred to herein as the "Service Providers"), in the event that any Service Provider becomes involved in any capacity in any claim, suit, action, proceeding, investigation or inquiry (including, without limitation, any shareholder or derivative action or arbitration proceeding) (collectively, a "Proceeding") in connection with any matter in any way relating to or referred to in the Agreement or arising out of the matters contemplated by the Agreement, including, without limitation, related services and activities prior to the date of the Agreement, the Company agrees to indemnify, defend and hold each Service Provider harmless to the fullest extent permitted by law, from and against any losses, claims, damages, liabilities and expenses in connection with any matter in any way relating to or referred to in the Agreement or arising out of the matters contemplated by the Agreement, including, without limitation, related services and activities prior to the date of the Agreement, except to the extent that it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review, that such losses, claims, damages, liabilities and expenses resulted from the gross negligence or willful misconduct of such Service Provider. In addition, in the event that any Service Provider becomes involved in any capacity in any Proceeding in connection with any matter in any way relating to or referred to in the Agreement or arising out of the matters contemplated by the Agreement, including, without limitation, related services and activities prior to the date of the Agreement, the Company will reimburse such Service Provider for its legal and other expenses (including the cost of any investigation and preparation) as such expenses are reasonably incurred by such Service Provider in connection therewith. If such indemnification were not to be available for any reason, the Company agrees to contribute to the losses, claims, damages, liabilities and expenses involved (i) in the proportion appropriate to reflect the relative benefits received or sought to be received by the Company and its stockholders and affiliates and other constituencies, on the one hand, and the Service Providers, on the other hand, in the matters contemplated by the Agreement or
(ii) if (but only if and to the extent) the allocation provided for in clause
(i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company and its stockholders and affiliates and other constituencies, on the one hand, and the party entitled to contribution, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits received, or sought to be received, by the Company and its stockholders and affiliates, on the one hand, and the party entitled to contribution, on the other hand, of a transaction as contemplated shall be deemed to be in the same proportion that the total value received or paid or contemplated to be received or paid by the Company or its stockholders or affiliates and other constituencies, as the case may be, as a result of or in connection with the transaction (whether or not consummated) for which the Service Providers have been retained to perform services bears to the fees paid to the Service Providers under the Agreement; provided, that in no event shall the Company contribute less than the amount necessary to assure that no Service Provider is liable for losses, claims, damages, liabilities and expenses in excess of the amount of fees actually received by such Service Provider pursuant to the Agreement. Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission or any other alleged conduct relates to information provided by the Company or other conduct by the Company (or its employees or other agents), on the one hand, or by the relevant Service Provider, on the other hand. The Company shall not be liable under this Indemnification Agreement to any Service Provider regarding any settlement or compromise or consent to the entry of any judgment with respect to any Proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the Company is an actual or potential party to such Proceeding) unless such settlement, compromise or judgment is consented to by the Company. The Company shall not, without the prior written consent of each Service Provider, settle or compromise or consent to the entry of any judgment with respect to any Proceeding in respect of which indemnification or contribution could be sought under this Indemnification Agreement (whether or not any Service Provider is an actual or potential party thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each Service Provider from all liability arising out of such Proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Service Provider. For purposes of this Indemnification Agreement, each Service Provider shall include any of its affiliates, each other person, if any, controlling such Service Provider or any of its affiliates, their respective officers, current and former directors, employees and agents, and the successors and assigns of all of the foregoing persons. The foregoing indemnity and contribution agreement shall be in addition to any rights that any indemnified party may have at common law or otherwise.

        The Company agrees that neither any Service Provider nor any of its affiliates, directors, agents, employees or controlling persons shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of either such Service Provider's engagement under the Agreement or any matter referred to in the Agreement, including, without limitation, related services and activities prior to the date of the Agreement, except to the extent that it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review that any losses, claims, damages, liabilities or expenses incurred by the Company resulted from the gross negligence or willful misconduct of such Service Provider in performing the services that are the subject of the Agreement.

        Notwithstanding any provision contained herein, in no event shall any Service Provider be entitled to indemnification by the Company hereunder from and against any losses, claims, damages, liabilities or expenses in respect of which indemnity may be sought under Section 9 of the Underwriting Agreement.

         For clarification, the parties to this Indemnification Agreement agree that the term "affiliate" as used in the definition of "Company" herein does not include any registered investment company for which Neuberger Berman Management Inc. serves as investment adviser.

        THIS INDEMNIFICATION AGREEMENT AND ANY CLAIM, COUNTERCLAIM OR DISPUTE OF ANY KIND OR NATURE WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT ("CLAIM"), DIRECTLY OR INDIRECTLY, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EXCEPT AS SET FORTH BELOW, NO CLAIM MAY BE COMMENCED, PROSECUTED OR CONTINUED IN ANY COURT OTHER THAN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION OVER THE ADJUDICATION OF SUCH MATTERS, AND THE COMPANY AND EACH SERVICE PROVIDER CONSENT TO THE JURISDICTION OF SUCH COURTS AND PERSONAL SERVICE WITH RESPECT THERETO. THE COMPANY HEREBY CONSENTS TO PERSONAL JURISDICTION, SERVICE AND VENUE IN ANY COURT IN WHICH ANY CLAIM ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT IS BROUGHT BY ANY THIRD PARTY AGAINST ANY SERVICE PROVIDER OR ANY INDEMNIFIED PARTY. EACH SERVICE PROVIDER AND THE COMPANY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR CLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT. THE COMPANY AGREES THAT A FINAL JUDGMENT IN ANY PROCEEDING OR CLAIM ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT BROUGHT IN ANY SUCH COURT SHALL BE CONCLUSIVE AND BINDING UPON THE COMPANY AND MAY BE ENFORCED IN ANY OTHER COURTS TO THE JURISDICTION OF WHICH THE COMPANY IS OR MAY BE SUBJECT, BY SUIT UPON SUCH JUDGMENT.

        The foregoing Indemnification Agreement shall remain in full force and effect notwithstanding any termination of any Service Provider's engagement. This Indemnification Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

                                    Very truly yours,

                                    NEUBERGER BERMAN MANAGEMENT INC.



                                    By: /s/ Robert Conti
                                        ------------------------------
                                        Name:   Robert Conti
                                        Title:  Senior Vice President

Accepted and agreed to as of
the date first above written:

A.G. EDWARDS & SONS, INC.

By: /s/ Michael D. Bluhm
    -----------------------------
    Name:  Michael Bluhm
    Title: Director